As filed with the Securities and Exchange Commission on February 19, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTRAL GARDEN & PET COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	68-0275553 (I.R.S. Employer Identification No.)

3697 Mt. Diablo Boulevard, Lafayette, California 94549
(Address of Principal Executive Offices)

Central Garden & Pet Company
Nonemployee Director Equity Incentive Plan
Non-Plan Nonemployee Director Stock Options
(Full Title of the Plans)

William E. Brown
Chief Executive Officer
Central Garden & Pet Company
3697 Mt. Diablo Boulevard, Lafayette, California 94549
(925) 283-4573
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
John F. Seegal, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, California 94111-3143
(415) 392-1122

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Nonemployee Director Equity Incentive Plan Common Stock, par value $.01 per share	100,000 shares	$8.875(2)	$887,500(2)	$84

Non-Plan Nonemployee Director Stock Options Common Stock, par value $.01 per share	21,000 shares	$7.220(3)	$151,620(3)	$15

Total	121,000 shares	$8.588	$1,039,120	$99

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under any of the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)
Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $8.875 per share, the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on February 12, 2002.

(3)
Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $7.220 per share, the exercise price of the stock options.

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission, and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

PART I

Item 1.    Plan Information *

Item 2.    Registrant Information and Employee Plan Annual Information *

*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

Item 3.    Incorporation of Certain Documents by Reference

Central Garden & Pet Company (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K (File No. 0-20242) for the fiscal year ended September 29, 2001;

(b)	The Registrant’s Quarterly Report on Form 10-Q (File No. 0-20242) for the quarter ended December 29, 2001;

(c)	The Registrant’s Current Report of Form 8-K (File No. 0-20242) filed on February 1, 2002; and

(d)
The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on March 30, 1993, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities

Inapplicable.

Item 5.    Interests of Named Experts and Counsel

Inapplicable.

Item 6.    Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Law”) authorizes a Delaware corporation to indemnify officers, directors, employees and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Registrant’s Restated Certificate of Incorporation, as amended, and By-Laws provide that its directors will not be liable to the Registrant or its stockholders for monetary damages for breaches of fiduciary duty, to the fullest extent permitted by law. This provision is intended to allow the Registrant’s directors the benefit of the Delaware Law which provides that directors of Delaware corporations may be relieved of monetary liability for breaches of their fiduciary duty of care except under certain circumstances, including breach of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or known violation of law or any transaction from which the director derived an improper personal benefit.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Registrant agrees, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance if available at reasonable terms. The Registrant currently maintains liability insurance for officers and directors.

Item 7.    Exemption From Registration Claimed

Inapplicable.

Item 8.    Exhibits

Exhibit Number	Name

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP is included in Exhibit 5.1 to this Registration Statement.

24	Powers of Attorney is included on signature page of this Registration Statement.

99.1
Nonemployee Director Equity Incentive Plan, as amended June 8, 2001 (incorporated by reference from Exhibit No. 10.12 to Registrant’s Annual Report on Form 10-K for fiscal year ended September 29, 2001, File No. 0-20242).

Item 9.    Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of California on the 15th of February, 2002.

CENTRAL GARDEN& PET COMPANY (Registrant)

By:	/s/ WILLIAM E. BROWN
William E. Brown Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William E. Brown and Glenn W. Novotny, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM E. BROWN William E. Brown	Chairman and Chief Executive Officer (Principal Executive Officer)	February 15, 2002

/S/ STUART W. BOOTH Stuart W. Booth	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 15, 2002

/s/ GLENN W. NOVOTNY Glenn W. Novotny	Director	February 15, 2002

/s/ BROOKS M. PENNINGTON, III Brooks M. Pennington, III	Director	February 15, 2002

/s/ JOHN B. BALOUSEK John B. Balousek	Director	February 15, 2002

Signature	Title	Date

/s/ DANIEL P. HOGAN, JR. Daniel P. Hogan, Jr.	Director	February 15, 2002

/s/ BRUCE A. WESTPHAL Bruce A. Westphal	Director	February 15, 2002

EXHIBIT INDEX

Exhibit Number	Name	Page Number

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP is included in Exhibit 5.1 to this Registration Statement.

24	Powers of Attorney is included on signature page of this Registration Statement.

99.1
Nonemployee Director Equity Incentive Plan, as amended June 8, 2001 (incorporated by reference from Exhibit No. 10.12 to Registrant’s Annual Report on Form 10-K for fiscal year ended September 29, 2001, File No. 0-20242).